SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Sesa Sterlite Limited

(Name of Issuer)

Equity shares, par value Re. 1 per equity share

(Title of Class of Securities)

78413F103

(CUSIP Number)

Vedanta Resources plc

Attention: Mr. Deepak Kumar

16 Berkley Street, 5th Floor,

London, W1J8DZ

United Kingdom

+44 20 7499 5900

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

September 30, 2014

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13D

CUSIP No. 78413F103	Page 1 of 19 Pages

1	NAMES OF REPORTING PERSONS Vedanta Resources plc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,853,770,564
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,853,770,564
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,853,770,564
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 62.5%*
14	TYPE OF REPORTING PERSON CO

*	Based on 2,964,689,439 equity shares of Sesa Sterlite Limited outstanding as of September 30, 2014.

13D

CUSIP No. 78413F103	Page 2 of 19 Pages

1	NAMES OF REPORTING PERSONS Vedanta Resources Holdings Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,853,770,564
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,853,770,564
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,853,770,564
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 62.5%*
14	TYPE OF REPORTING PERSON CO

*	Based on 2,964,689,439 equity shares of Sesa Sterlite Limited outstanding as of September 30, 2014.

13D

CUSIP No. 78413F103	Page 3 of 19 Pages

1	NAMES OF REPORTING PERSONS Twin Star Holdings Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mauritius
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,369,689,889
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,369,689,889
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,369,689,889
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 46.2%*
14	TYPE OF REPORTING PERSON CO

*	Based on 2,964,689,439 equity shares of Sesa Sterlite Limited outstanding as of September 30, 2014.

13D

CUSIP No. 78413F103	Page 4 of 19 Pages

1	NAMES OF REPORTING PERSONS Volcan Investments Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bahamas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,853,770,564
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,853,770,564
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,853,770,564
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 62.5%*
14	TYPE OF REPORTING PERSON CO

*	Based on 2,964,689,439 equity shares of Sesa Sterlite Limited outstanding as of September 30, 2014.

13D

CUSIP No. 78413F103	Page 5 of 19 Pages

1	NAMES OF REPORTING PERSONS Anil Agarwal Discretionay Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bahamas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,853,770,564
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,853,770,564
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,853,770,564
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 62.5%*
14	TYPE OF REPORTING PERSON OO (private trust)

*	Based on 2,964,689,439 equity shares of Sesa Sterlite Limited outstanding as of September 30, 2014.

13D

CUSIP No. 78413F103	Page 6 of 19 Pages

1	NAMES OF REPORTING PERSONS Conclave PTC Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bahamas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,853,770,564
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,853,770,564
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,853,770,564
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 62.5%*
14	TYPE OF REPORTING PERSON CO

*	Based on 2,964,689,439 equity shares of Sesa Sterlite Limited outstanding as of September 30, 2014.

13D

CUSIP No. 78413F103	Page 7 of 19 Pages

1	NAMES OF REPORTING PERSONS Anil Agarwal
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION India
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,853,770,564
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,853,770,564
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,853,770,564
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 62.5%*
14	TYPE OF REPORTING PERSON IN

*	Based on 2,964,689,439 equity shares of Sesa Sterlite Limited outstanding as of September 30, 2014.

13D

CUSIP No. 78413F103	Page 8 of 19 Pages

1	NAMES OF REPORTING PERSONS Vedanta Resources Finance Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 484,080,675
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 484,080,675
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 484,080,675
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 16.3%*
14	TYPE OF REPORTING PERSON CO

*	Based on 2,964,689,439 equity shares of Sesa Sterlite Limited outstanding as of September 30, 2014.

13D

CUSIP No. 78413F103	Page 9 of 19 Pages

1	NAMES OF REPORTING PERSONS Vedanta Resources Cyprus Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cyprus
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 484,080,675
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 484,080,675
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 484,080,675
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 16.3%*
14	TYPE OF REPORTING PERSON CO

*	Based on 2,964,689,439 equity shares of Sesa Sterlite Limited outstanding as of September 30, 2014.

13D

CUSIP No. 78413F103	Page 10 of 19 Pages

1	NAMES OF REPORTING PERSONS Welter Trading Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cyprus
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 38,241,056
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 38,241,056
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,241,056
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 1.3%*
14	TYPE OF REPORTING PERSON CO

*	Based on 2,964,689,439 equity shares of Sesa Sterlite Limited outstanding as of September 30, 2014.

13D

CUSIP No. 78413F103	Page 11 of 19 Pages

1	NAMES OF REPORTING PERSONS Richter Holding Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cyprus
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 445,839,619
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 445,839,619
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 445,839,619
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 15.0%*
14	TYPE OF REPORTING PERSON CO

*	Based on 2,964,689,439 equity shares of Sesa Sterlite Limited outstanding as of September 30, 2014.

13D

CUSIP No. 78413F103	Page 12 of 19 Pages

1	NAMES OF REPORTING PERSONS Westglobe Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mauritius
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 44,343,139
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 44,343,139
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,343,139
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 1.5%*
14	TYPE OF REPORTING PERSON CO

*	Based on 2,964,689,439 equity shares of Sesa Sterlite Limited outstanding as of September 30, 2014.

13D

CUSIP No. 78413F103	Page 13 of 19 Pages

1	NAMES OF REPORTING PERSONS Finsider International Company Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 401,496,480
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 401,496,480
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 401,496,480
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.5%*
14	TYPE OF REPORTING PERSON CO

*	Based on 2,964,689,439 equity shares of Sesa Sterlite Limited outstanding as of September 30, 2014.

13D

CUSIP No. 78413F103	Page 14 of 19 Pages

Explanatory Note

This Amendment No. 1 to Schedule 13D (this “Amendment No. 1”) amends and supplements the Schedule 13D originally filed with the United States Securities and Exchange Commission (the “SEC”) on September 3, 2014, as amended to date, (the “Statement”), relating to the equity shares, par value Re. 1 per equity share (the “Equity Shares”) of Sesa Sterlite Limited (the “Issuer”). Capitalized terms used herein without definition shall have the meaning set forth in the Statement.

ITEM 3.	Source and Amount of Funds or Other Consideration

Item 3 of the Statement is amended and supplemented by inserting the following information:

Item 5(c) below describes the September 2014 Acquisitions (as defined below). Twin Star availed intercompany loans from Vedanta through VRHL to pay cash consideration of Rs. 9,046,467,802.50 in connection with the September 2014 Acquisitions.

13D

CUSIP No. 78413F103	Page 15 of 19 Pages

ITEM 5.	Interest in Securities of the Issuer

Item 5(a) – (b) of the Statement is amended and restated in its entirety by inserting the following information:

(a) – (b)

The following sets forth, as of the date of this Schedule 13D, the aggregate number and percentage of Equity Shares beneficially owned by each of the Reporting Persons, as well as the number of Equity Shares as to which each Reporting Person has the sole power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition of as of the date hereof, based on 2,964,689,439 Equity Shares outstanding as of September 30, 2014.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Mr. Anil Agarwal	1,853,770,564	62.5%	0	1,852,197,301	0	1,853,770,564
Conclave PTC Limited (“Conclave”)	1,853,770,564	62.5%	0	1,852,197,301	0	1,853,770,564
Anil Agarwal Discretionary Trust (the “Trust”)	1,853,770,564	62.5%	0	1,852,197,301	0	1,853,770,564
Volcan Investments Limited (“Volcan”)	1,853,770,564	62.5%	0	1,852,197,301	0	1,853,770,564
Vedanta Resources plc (“Vedanta”)	1,853,770,564	62.5%	0	1,852,197,301	0	1,853,770,564
Vedanta Resources Holdings Limited (“VRHL”)	1,853,770,564	62.5%	0	1,852,197,301	0	1,853,770,564
Twin Star Holdings Limited (“Twin Star”)	1,369,689,889	46.2%	0	1,368,116,626	0	1,369,689,889
Vedanta Resources Finance Limited (“VRFL”)	484,080,675	16.3%	0	484,080,675	0	484,080,675
Vedanta Resources Cyprus Limited (“VRCL”)	484,080,675	16.3%	0	484,080,675	0	484,080,675
Welter Trading Limited (“Welter”)	38,241,056	1.3%	0	38,241,056	0	38,241,056
Richter Holding Limited (“Richter”)	445,839,619	15.0%	0	445,839,619	0	445,839,619
Westglobe Limited (“Westglobe”)	44,343,139	1.5%	0	44,343,139	0	44,343,139
Finsider International Company Limited (“Finsider”)	401,496,480	13.5%	0	401,496,480	0	401,496,480

Vedanta is the beneficial owner of 1,853,770,564 Equity Shares, consisting of:

(i)	1,270,397,181 Equity Shares and 24,823,177 American Depository Shares (“ADSs”) representing 99,292,708 underlying Equity Shares held by Twin Star;

13D

CUSIP No. 78413F103	Page 16 of 19 Pages

(ii)	401,496,480 Equity Shares held by Finsider;

(iii)	44,343,139 Equity Shares held by Westglobe; and

(iv)	38,241,056 Equity Shares held by Welter Trading Limited.

Volcan is the majority shareholder of Vedanta, which is the sole shareholder of VRHL, which is the sole shareholder of Twin Star and VRFL. VRFL is the sole shareholder of VRCL, which is the sole shareholder of each of Welter and Richter. Richter is the sole shareholder of Westglobe and the majority shareholder of Finsider.

Volcan is wholly owned by the Trust. Conclave is the trustee of the Trust. Mr. Anil Agarwal, the Executive Chairman of Vedanta and protector of the Trust, may be deemed to have beneficial ownership of securities that are beneficially owned by the Trust. Mr. Agarwal disclaims any such beneficial ownership.

None of the other Reporting Persons or Related Persons beneficially owns any Equity Shares except for Mr. Dindayal Jalan who may be deemed the beneficial owners of 2,400 shares of the Issuer held by his wife.

Except as set forth in this Item 5(a)-(b), each of the persons named in this Item 5(a)-(b) disclaims beneficial ownership of any Equity Shares owned beneficially or of record by any other person named in this Item 5(a)-(b).

Item 5(c) of the Statement is amended and supplemented by inserting the following information:

(c) From September 10, 2014 through September 30, 2014, Twin Star acquired 32,077,894 Equity Shares in a series of transactions at prices ranging from Rs. 270.90 to Rs. 289.74 in open market transactions on the BSE Limited and the National Stock Exchange of India (the “September 2014 Acquisitions”). Details by date, listing the number of Equity Shares acquired and the weighted average price per Equity Security (in Rs.) are provided below. Twin Star undertakes to provide, upon request by the staff of the Securities and Exchange Commission, the issuer, or a security holder of the issuer, full information regarding the number of shares sold at each separate price for this transaction.

Date	Equity Shares Acquired	Weighted Average Price per Security (Rs.)
10 September 2014	791,123	286.11
11 September 2014	1,241,603	286.13
12 September 2014	2,792,913	289.29
15 September 2014	686,120	287.06
16 September 2014	4,000,000	284.10
17 September 2014	1,297,546	282.00
18 September 2014	1,049,878	284.80
19 September 2014	3,633,823	283.82
22 September 2014	3,818,700	282.38
23 September 2014	4,269,908	280.72
24 September 2014	1,509,455	280.19
25 September 2014	5,413,562	273.85
26 September 2014	603,671	270.90
29 September 2014	461,000	272.00
30 September 2014	508,592	271.09

TOTAL	32,077,894	282.02

13D

CUSIP No. 78413F103	Page 17 of 19 Pages

Except for the transactions disclosed in this Item 5(c), none of the Reporting Persons or Related Persons has effected any transactions in the Equity Shares since their most recent filing on Schedule 13D.

Item 7.	Materials to be Filed as Exhibits

Exhibit Number	Description

1	Joint Filing Agreement.

13D

CUSIP No. 78413F103	Page 18 of 19 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 8, 2014

VEDANTA RESOURCES PLC

By:	/s/ Thomas Albanese
Name:	Thomas Albanese
Title:	Chief Executive

VEDANTA RESOURCES HOLDINGS LIMITED

By:	/s/ Thomas Albanese
Name:	Thomas Albanese
Title:	Director

TWIN STAR HOLDINGS LIMITED

By:	/s/ Mohammad Akhtar Janally
Name:	Mohammad Akhtar Janally
Title:	Director

VOLCAN INVESTMENTS LIMITED

By:	/s/ E. Isaac Collie
Name:	E. Isaac Collie
Title:	Director

ANIL AGARWAL DISCRETIONARY TRUST

By:	/s/ E. Isaac Collie
Name:	E. Isaac Collie
Title:	Trustee

13D

CUSIP No. 78413F103	Page 19 of 19 Pages

CONCLAVE PTC LIMITED

By:	/s/ E. Isaac Collie
Name:	E. Isaac Collie
Title:	Director

FINSIDER INTERNATIONAL COMPANY LIMITED

By:	/s/ Deepak Kumar
Name:	Deepak Kumar
Title:	Director

WESTGLOBE LIMITED

By:	/s/ Mohammad Akhtar Janally
Name:	Mohammad Akhtar Janally
Title:	Director

WELTER TRADING LIMITED

By:	/s/ Alexis Tsielepis
Name:	Alexis Tsielepis
Title:	Director

RICHTER HOLDING LIMITED

By:	/s/ Deepak Kumar
Name:	Deepak Kumar
Title:	Director

VEDANTA RESOURCES CYPRUS LIMITED

By:	/s/ Deepak Kumar
Name:	Deepak Kumar
Title:	Director

VEDANTA RESOURCES FINANCE LIMITED

By:	/s/ Deepak Kumar
Name:	Deepak Kumar
Title:	Director

ANIL AGARWAL

By:	/s/ Anil Agarwal